Exhibit 99.02

LARGE SCALE BIOLOGY CORPORATION

4th Quarter 2003 Earnings Release Conference Call

February 4, 2004

2:00 pm PT

Operator:	Good afternoon. My name is Carrie and I will be your conference facilitator today. At this time, I would like to welcome everyone to the Large Scale Biology Corporation Fourth Quarter 2003 Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question-and-answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Joining us today will be Kevin Ryan, President and Chief Executive Officer, Robert Erwin, Chairman of the Board, and Ronald Artale, Chief Operating Officer and Chief Financial Officer.

Thank you. Mr. Artale, you may begin your conference.

Ron Artale:	Thank you. Good afternoon everyone. Before starting our formal remarks, I need to make some cautionary statements. When we estimate our financial metrics such as but not limited to revenues, market valuation for common stocks, size and potential of a market for our products, capital expenditures and cash, and when we discuss the expected commercial legal operational regulatory and clinical results such as estimates of results, these are forward-looking statements and no assurances can be given that these estimates will be accurate. Actual results could differ materially.

Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to Large Scale Biology’s recent filings with the SEC, including our own Form 10-K and Form 10-Q, which contain additional information on the uncertainties and risk factors related to our business under the heading “Factors That May Affect Our Business” and elsewhere. In the future, we will make other filings with the SEC from time to time and update this cautionary disclosure. These filings are available on the SEC website at www.sec.gov.

Today we issued a press release announcing our fourth quarter and full year financial results for 2003. If you would like to receive a copy of this press release, please call Large Scale Biology at 707-469-2332 and we will provide you with a copy. A live webcast of this call and recorded replay may be accessed through our website at www.lsbc.com. Now, I’ll turn the call over to Kevin Ryan, our CEO and President.

Kevin Ryan:	Thank you, Ron. Thank you folks for taking the time to join us on this call. For Large Scale Biology and our investors, 2003 was a watershed year, as we began our heavy focus towards product and bringing a company into line with product offerings and divesting our interest in low-margin service businesses.

As some of you may recall, in the April time frame, we were one of the 80 companies in the biotech area that had a cash position in excess of market cap. For the smaller firms like ourselves, that certainly was not good news. In this year, we’ve been able to restore some shareholder value by adding $50 million of market cap. But that’s only a beginning. As we focus on products, which by definition have wider profit margins, and take more use of our proprietary technology, we firmly expect 2004 to reflect a year of growth, both in our marketing of product, introduction of our subsidiary in terms of biomarker activity, and in general partnering.

Now, in the fourth quarter, our progress continued. We executed an agreement with Schering-Plough Animal Health, which we believe will lead to a vaccine product, which could be marketed as early as the beginning of next year with LSBC manufacturing the product possibly in late 2004.

We acquired worldwide rights to an exceptional opportunity in lysosomal acid lipase, which we entered our interest as an orphan drug and found beyond that it has potential opportunities in atherosclerotic applications by literally acting as a biodegradable Drano, if you will, in cleaning out arteries for heavy plaque.

We also shipped our first sample quantities of plant-produced recombinant aprotinin for manufacturing and research use. We shipped those samples to major supply entities and received back very strong response in terms of the quality of the product, which we believe will result in multiple supply agreements kicking off in beginning of third quarter, 2004. We expect substantial revenue from that source.

We concluded the fee-for-service business in Germantown, Maryland, and wound down our two-dimensional gel proteomics operation. As you may recall, in April, we stated we would honor all contracts that we were involved with in the fee-for-service. We would be opportunistic in that time if further fees for service came our way. But clearly, our direction was into therapeutics and vaccine products. The elimination of a concentration in the fee-for-service business allows us to focus on product and use our assets in a higher gross margin business. While we are behind in the sense of where we think this technology base should be in the great intellectual property we possess, management fully reflects an enthusiasm for the product strategy and the opportunities of partnering it presents in the eventual rapid growth of shareholder value. We’re very opportunistic in terms of keeping our eye on opportunities that fit within our base technology. We have been very strict and thorough in the reidentification of expenditures and the commitment made to you in April of the financial savings that we would be able to make, did in fact happen according to plan with our cash position resulting in a position of about 250% higher than it would have been pre-April rate. The stringent attention to expenses continues. That discipline certainly will not leave us.

As we look at 2004, I would say that three things you should concentrate on. Number one, our focus towards product, therapeutic, and vaccine. Number two is our ability to continue the firm’s existence and growth through raising capital which we are committed to do and are in the process of doing a private fundraising at the moment. And the third point is certainly that the technology continues to produce opportunities of partnering through basic discovery.

We, as late as Monday, were involved in partnering discussions on a product that we have just recently developed, is not one of our for ready to discuss in partner products. The proliferation of opportunity, scientifically, continues in spite of what one might say is semi-draconian expense cuts. Personnel cuts. We have not lost any ability to pursue our core business and our core opportunities. And with that, I’ll turn it over to Ron for definition around some of the finances and specific opportunities. Ron.

Ron Artale:	Thank you, Kevin. Fourth quarter revenues were a little over $600,000 and that was less than the comparable quarter in 2002. In part, due to some one-time revenue and license fee income from the previous year, and in part due to the wind-down of the two-dimensional gel fee-for-service contract we had with the NIEHS. Most importantly though, the fourth quarter, consistent with the company’s product focus, sets the stage for a transition of resources to what will be predominantly a commercial focus in 2004.

Operating cost and expenses in the fourth quarter were $7.8 million, lower by 7.5% than the same period in 2002. However, the fourth quarter 2003 included $2.2 million of impairment charges and severance that was entirely related to the wind-down of LSBC’s fee-for-service proteomics business in Germantown, Maryland. Adjusting for a similar period last year in which other proteomic assets and goodwill were written-off, a comparable pro forma improvement in operating costs and expenses from 2002’s fourth quarter to 2003’s fourth quarter, were more than 22%, a $1.6 million reduction in spending.

Our reported and unadjusted loss for the fourth quarter was $7.1 million, $0.28 a share and $0.01 improved over last year’s reported loss of $0.29 a share. However, more importantly, excluding the effects of the noncash impairment and the severance from 2003, a total of $2.2 million, and excluding last year’s noncash goodwill write-off and impairment, a total of $1.3 million, the nonGAAP comparison is markedly improved; a loss of $0.19 a share this year and as compared with a $0.24 loss last year. In fact, on a nonGAAP pro forma basis, meaning excluding the severance and impairment effects of our previous reorganization, the wind-down of the two-dimensional gel fee-for-service proteomics business, and focus on products, these fourth quarter 2003 results of $0.19 a share marks two years of steady quarterly improvement back to the first quarter of 2002 when the losses were $9.5 million and $0.38 a share.

Revenue for the full year 2003 was $3.6 million, while improved, 36% plus over the $2.6 million for 2002, were predominantly grants or contracts and fee for service revenue. A similar profile with 2002. For example, the two-dimensional gel fee-for-service toxico-proteomics contract with the NIEHS, the National Institute of Environmental Health Sciences, represented $2.1 million in 2003. And it’s important to differentiate this from some of the vaccine science we’re doing with the NIAID, which is the National Institute of Allergy and Infectious Diseases, the advanced technology platform work from NIST, which is the National Institute of Standards and Technology, and our recently awarded gene recombination protocol that is being worked on with USAMRIID, the United States Army Medical Research Institute of Infectious Diseases. This work advances our vaccine science and has tangible future product benefits, particularly with our HPV and hepatitis B product initiatives. And I’ll speak more about these with my 2004 remarks.

Operating costs and expenses in 2003 were reduced $7.5 million, more than 20% from 2002. But on a more comparable pro forma basis, that is excluding those restructuring effects I spoke of earlier, the severance and property impairments, operating cost and expenses were reduced by more than $10 million, from an adjusted $34.3 million in 2002 to a comparably adjusted $24 million in 2003. Looking at it more closely, the combination of development agreement costs and R&D were reduced by $6.2 million and that was more than 28%, without jeopardizing any of the technology or science initiatives we’ll go forward with. And general and administrative expenses were reduced by $3.0 million; also more than 25%.

On a net basis, then, the full year GAAP loss of $25.3 million was substantially smaller than the loss of $33.2 million in 2002. And on a per-share basis, 2003’s loss, $0.99, was 24% improved over 2002’s $1.33 loss per share. And a pro forma look at these years respectively excluding the effects of restructuring and impairments would be an adjusted $0.79 loss for 2003 compared with $1.24 loss for 2002. And that’s a 35% improvement. We finished the year with $7.7 million in cash, a level we indicated we would achieve in our November conference call.

We think that describing the year just past as watershed or turning point accurately describes it. 2004 will have a different improved profile, starting most importantly with revenue. Broadly, I’ll characterize the last two years revenue as largely grants, contracts and service-type revenue. Revenue focus in 2004 is largely anticipated to be mostly commercial. We projected $8.6 million in revenue and it’s achievable including $6.9 million from commercial product revenue and $1.7 million from grants including those that I mentioned before—the NIAID, the NIST and the USAMRIID. Speaking of these, first these are important relationships for us and while they only variably cover their own cost, they advance vaccine science and technology and have very tangible follow-on product benefits with commercial end points. The $6.9 million in commercial revenue is mainly related to our recombinant aprotinin protease inhibitor product. Most of that is related to what we have recently announced; the sale of nonanimal source recombinant aprotinin, the non-pharmaceutical applications and the research reagents in biomanufacturing markets. We expect to be on the market selling through established distribution partners, late in the second quarter 2004, with most of the revenue coming in the third quarter and building into the fourth quarter and into 2005.

Turning to cost and expenses, except where it’s product revenue related, we’re planning to hold these costs flat with the fourth quarter of 2003, in the aggregate for the year, $20.6 million. Development agreement expenses are expected to be about $5.7 million in 2004. The description “development agreement expenses,” is typical income statement nomenclature for development stage R&D companies. It represents the direct and indirect costs associated with revenue producing contracts. And while we’re not breaking it out at this time for competitive reasons, it includes for us in 2004 our cost of goods that’s associated with sales of recombinant aprotinin in 2004. Research and development is expected to be about $7.7 million in 2004, a $3.8 million or 33% reduction from the full year of 2003, as we maintain our fourth quarter 2003 levels of resources and commitments and some R&D cost shift into the product-based revenue-related activity. G&A costs are also held in line with fourth quarter 2003 levels. We expect G&A costs will be about $7.2 million in 2004 and that’s about $2 million less or 21% lower than the full year 2003.

On a share count basis of about 26 million shares, that would be comparable for 2003, we think progressively steady narrowing of operating losses will be achieved and we’ll finish the year with about a $0.45 loss; but more importantly, with sustainable product revenue sources and spending control approaching break-even with about a $0.04 loss in the fourth quarter of 2004.

The plan and outcome I’ve described does not include an increase in primary share count, which might be associated with the refinancing. Should it take that form, the primary share count would increase. And the $0.45 operating loss per share described would decrease. However, accounting charges associated with the financing might be offsetting and have the effect of increasing the loss per share.

With respect to the financing, we’ve evaluated a number of term sheets from prospective investors with our investment banker. And as Kevin indicated, we have in hand a letter of intent from one of those investors. It is subject to further definition, discussion and due diligence on our part as well as theirs. And because discussion and due diligence remain to be done, we will not on this call characterize and describe the financing proposal. However, we said in our last conference call that our objective was to look to raise about $10 million in additional capital. The use of these proceeds would be to fulfill strategic partnership relationships, to move forward our proprietary pipeline of product opportunities, and some follow-on product initiatives and finally to facilitate the capital needs for our short-term revenue streams.

If, for example, it was $10 million in additional capital, then the revenue and cost and expense profile I described, we would exit 2004 with approximately $6 million in cash. In combination with the business model we have in place, that level of cash would take us well into 2005.

With that, I’ll turn the conference call over to your questions.

Carrie.

Operator:	At this time, I would like to remind everyone in order to ask a question, please press star, then the number 1 on your telephone keypad. We’ll pause for just a moment, to compile the Q&A roster.

Your first question comes from Brian Marshall with Molecular Farming Company.

Brian Marshall:	Mr. Ryan, the company is actually molecularfarming.com, and it’s the website on molecular farming. Can you tell me how many individual protein targets have the company got at this minute, and can you give us an idea of how many clearly identified future possibility protein targets you have identified for future possible development at this moment, please?

Kevin Ryan:	Thank you. This is Kevin. Actually, Chairman Bob Erwin, a scientific mind, will answer that.

Bob Erwin:	There are several targets that have been identified, and in fact investigated in the laboratory which have worked to extremely high success levels from a purely technical standpoint. The final decision will be more a commercial and business decision than it will be a scientific decision. We found that our technology is applicable to a broad array of potential product categories.

So, the best way to make the final cut is using business parameters rather than scientific parameters. If you want further clarification, feel free to ask an additional part to your question. But, I didn’t want to just go on and on if this was the essence of what you were getting at.

Brian Marshall:	Sorry, no, Mr. Erwin I meant how many immediate protein targets have you identified in that are you working on ten proteins, 20 proteins and can you see yourself working eventually on 50, 100 proteins? How many targets have you clearly identified for development?

Bob Erwin:	Yes, at this point, at the laboratory level we’ve identified and are working on ten different proteins. I wouldn’t say that we would go as high as 100. You know, we’re looking at what’s manageable from a practical logistical standpoint. When you look at purely the scientific question, though, there are probably easily 100 or more proteins that can be produced with our technology. But from a product-focused standpoint, at this point at the operational laboratory level, we’ve identified and are working on ten and then there’s a smaller number of those that are the subject of actual negotiations.

Brian Marshall:	Right. Can I ask is anything coming through the ProdiGene partnership on therapeutic antibodies? Is ProdiGene thinking of moving any of their stuff from corn to your tobacco technology?

Bob Erwin:	That feasibility relationship with ProdiGene ended a very long time ago and we have no ongoing relationship with them.

Brian Marshall:	Right, thank you.

Operator:	Your next question comes from Charles Pasternack with Morgan Stanley.

Charles Pasternack:	Hi, it’s Charles Pasternack in Los Angeles. On your ovarian cancer blood market products, where are they in terms of ultimate commercial viability, the various stages and what kind of time frame are we looking at?

Kevin Ryan:	This is Kevin. The ovarian cancer product will be the first product that will be marketed under Eclipse Diagnostics. Right at the moment, we are continuing the clinical impact of initial work that was done. It’s probably 12 to 15 months would be the first commercial impact. We would be doing that in partnership with Diagnostic Laboratories. We’re in the process of developing those commercialization relationships right now. The product is quickly available for sale after those are put in place.

Charles Pasternack:	Just one more quick. Does a product like this have to go through the typical FDA various phase trials, or is there something different about this? That’s where I’m a little confused. Usually when?

Kevin Ryan:	This is not subject to the necessity of 5 10(k).

Charles Pasternack:	It’s not? Okay, thank you very much.

Kevin Ryan:	You’re welcome.

Operator:	Once again, I would like to remind everyone, in order to ask a question, please press star, then the number 1, on your telephone key pad. At this time, Mr. Artale, there are no questions.

Ron Artale:	Well, thank you.

Kevin Ryan:	Thank you very much. We appreciate the time that you’ve devoted to being on our call. You should leave with the thought that we are dedicated to building shareholder value, and we’re doing it through concentration on exceptional product opportunities backed by a proprietary technology. Thank you very much, and continued good health.

Operator:	This concludes today’s teleconference. You may now disconnect.

END

In this transcript, any statements, which refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Forward-looking statements involve risks, uncertainties and situations that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by these statements, including our dependence upon and our ability to enter into and maintain successful relationships with collaboration partners, creation of demand for products incorporating or made using our technologies, our ability to improve and keep our technologies competitive, delays or issues which may arise in securing FDA approval for certain products we develop, the actual clinical efficacy of such products, our ability to manage costs in ways that preserve our product pipeline and technology base, our ability to raise capital through the issuance of debt or equity securities, and the requirement for substantial funding to conduct research and development and to expand commercialization activities. We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this release. For a further list and description of such risks and uncertainties, see LSBC ‘s reports filed with the Securities and Exchange Commission, including Forms 10-K and 10-Q. Except as required by law, we do not undertake to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.